Exhibit 99.1

FOR IMMEDIATE RELEASE

NOVEMBER 14, 2013

Contact:                                      Jill McMillan, Director of Public & Industry Affairs
Phone: 214-721-9271
Jill.McMillan@CrosstexEnergy.com

CROSSTEX TO PRESENT DECEMBER 11 AT

WELLS FARGO SECURITIES 12TH ANNUAL PIPELINE,

MLP AND ENERGY SYMPOSIUM

DALLAS, November 14, 2013 --- Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) announced today that Barry E. Davis, President and Chief Executive Officer, will present at the Wells Fargo Securities 12th Annual Pipeline, MLP and Energy Symposium in New York at 9:10 a.m. Eastern Standard Time on Wednesday, December 11.

Interested parties can listen to a live audio web cast of Crosstex’s presentation and download the related presentation material by visiting the company’s web site at www.crosstexenergy.com. Click on the Investors page and then Event Calendar for either Crosstex Energy, L.P. or Crosstex Energy, Inc. A replay of the presentation will be archived on the web site shortly after the presentation is concluded and will be available for 30 days.

Michael J. Garberding, Executive Vice President and Chief Financial Officer, also will attend the conference and meet with investors.

About the Crosstex Energy Companies

Crosstex Energy, L.P. (NASDAQ: XTEX) is an integrated midstream energy partnership headquartered in Dallas that offers diversified, tailored customer solutions spanning the energy value chain with services and infrastructure that link energy production with consumption. XTEX operates approximately 3,500 miles of natural gas, natural gas liquids and oil pipelines, 10 natural gas processing plants and four fractionators, as well as barge and rail terminals, product storage facilities, brine disposal wells and an extensive truck fleet. XTEX has the right platform, the right opportunities and the right people to pursue its growth-focused business strategy.

Crosstex Energy, Inc. (NASDAQ: XTXI) owns the general partner interest, the incentive distribution rights and a portion of the limited partner interests in Crosstex Energy, L.P. as well as the majority interest in E2, a services company focused on the Utica Shale play in the Ohio River Valley.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

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